Exhibit (h)(6)

TDX INDEPENDENCE FUNDS, INC.

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 30th day of June, 2010 by and between TDX Independence Funds, Inc., a Maryland corporation (the “Company”), on behalf of each of the funds listed on Appendix A (each, a “Fund,” and collectively, the “Funds”), DBX Strategic Advisors LLC (formerly, XShares Advisors LLC) (“DBX” or the “Advisor”), and Amerivest Investment Management, LLC (“Amerivest” or the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Interim Investment Advisory Agreement between the Company and the Advisor, effective as of the date hereof that terminates upon the earlier of: (i) one-hundred fifty (150) days from the date hereof; or (ii) approval of the New Advisory Agreement (as defined below) by the shareholders of the Funds (the “Interim Advisory Agreement”);

WHEREAS, the Advisor previously rendered investment advisory services to the Funds under an Investment Advisory Agreement dated as of July 24, 2007 (the “Prior Advisory Agreement”);

WHEREAS, the Prior Advisory Agreement terminated on the date hereof pursuant to its terms, as a result of its assignment, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), by virtue of the acquisition (the “Transaction”) of all of the issued and outstanding membership interests in XShares Advisors LLC (“XShares”) by DB U.S. Financial Markets Holding Corporation, an indirect, wholly-owned subsidiary of Deutsche Bank AG;

WHEREAS, XShares has been rebranded DBX Strategic Advisors LLC upon the closing of the Transaction;

WHEREAS, the Board of Directors of the Company (the “Board” or the “Directors”) has also approved DBX as investment adviser to the Company pursuant to a new Investment Advisory Agreement by and between the Company and DBX (the “New Advisory Agreement”), effective upon the termination of the Interim Advisory Agreement and approval of the New Advisory Agreement by the shareholders of the Funds;

WHEREAS, the Board and the Advisor have retained the Sub-Advisor to render investment advisory and other services pursuant to the terms and provisions of an Interim Sub-Advisory Agreement between the Advisor and the Sub-Advisor, effective as of the date hereof (the “Interim Sub-Advisory Agreement”) and terminates upon the earlier of:

(i) one-hundred fifty (150) days from the date hereof; or (ii) approval of the New Advisory Agreement by shareholders of the Funds;

WHEREAS, the Advisor and Sub-Advisor desire to limit each Fund’s Operating Expenses (as that term is defined in Section 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Company (on behalf of each Fund) desires to allow the Advisor and Sub-Advisor to implement those limits on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Advisor and Sub-Advisor hereby agree to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of each Fund’s respective average annual net assets to the amounts listed in Appendix A (the “Annual Limits”). In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Advisor or Sub-Advisor, as the case may be, will pay to the Fund, on a monthly basis, the excess expense within a reasonable time after being notified that an excess expense payment is due (the “Excess Expense”). For the term of the Agreement with respect to the Sub-Advisor’s obligations hereunder (as provided in Section 4 of this Agreement), the Sub-Advisor shall reimburse the Funds any Excess Expenses up to an amount not exceeding $250,000.00 (the “Sub-Advisor Cap”). Any Excess Expense above the Sub-Advisor Cap payable hereunder shall be reimbursed to the Funds by the Advisor.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of each Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, acquired fund fees and expenses, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor and Sub-Advisor each retain its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement made in the prior three fiscal years, to the extent that such reimbursement would not exceed the Fund’s Annual Limit, if applicable, for such fiscal year.

4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely, unless sooner terminated as provided in Section 5 of this Agreement. Notwithstanding anything in this Section 4 to the contrary, the Sub-Advisor’s obligations hereunder will terminate effective September 30, 2010.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of each Fund, upon sixty (60) days’ written notice to the Advisor and Sub-Advisor, respectively. The Advisor agrees and intends that this commitment will renew automatically on the first day of each October for a 12 month term unless the Advisor provides the Board of Directors with notice of termination of this commitment prior to the expiration of its then current term. This Agreement will automatically terminate if the Interim Advisory Agreement or New Advisory Agreement terminate for any reason, except for the expiration of the Interim Advisory Agreement upon the earlier of: (i) the date on which the Funds’ shareholders approve the New Advisory Agreement; or (ii) one-hundred fifty (150) days from the date of its execution, with such termination effective upon the effective date of the Interim Advisory Agreement’s or New Advisory Agreement’s termination.

6. IMPACT OF BREACH. In the event Sub-Advisor fails to make excess expense payments in accordance with Section 1 of this Agreement, the Advisor shall pay such excess expense payments from its own resources and shall deduct such excess expense payments from the Sub-Advisor’s fee, as necessary.

7. SURVIVABILITY. The Advisor and Sub-Advisor further agree that any reimbursement of fees and expenses due the Sub-Advisor pursuant to Section 3, will survive the termination on the date hereof of the prior Operating Expenses Limitation Agreement by and between the Advisor and Sub-Advisor dated as of July 24, 2007 (the “Prior Agreement”). Nothing herein shall preclude the Sub-Advisor from seeking reimbursement of any and all fees and expenses due the Sub-Advisor under the Prior Agreement or this Agreement.

8. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

9. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, and the Investment Advisers Act of 1940, as amended, and any rules and regulation promulgated thereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TDX INDEPENDENCE FUNDS, INC.		DBX STRATEGIC ADVISORS LLC
on behalf of		(Formerly, XSHARES ADVISORS LLC)
each of the Funds listed on Appendix A

By:	/s/Hans Ephraimson	By:	/s/ Hans Ephraimson
Name:	Hans Ephraimson	Name:	Hans Ephraimson
Title:	President	Title:	Chief Executive Officer

		By:	/s/ Martin Kremenstein
		Name:	Martin Kremenstein
		Title:	Chief Operating Officer

AMERIVEST INVESTMENT MANAGEMENT, LLC

By:	/s/ John F. Bell
Name:	John F. Bell
Title:	President

APPENDIX A

Fund	Operating Expense Limit

TDX Independence 2010 Exchange-Traded Fund	.65%
TDX Independence 2020 Exchange-Traded Fund	.65%
TDX Independence 2030 Exchange-Traded Fund	.65%
TDX Independence 2040 Exchange-Traded Fund	.65%
TDX Independence In-Target Exchange-Traded Fund	.65%